UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 27, 2007

Performance Capital Management, LLC
(Exact name of registrant as specified in its charter)

California	0 – 50235	03-0375751
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7001 Village Drive, Suite 255
Buena Park, California	90621
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 736-3780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  –  Other Events

We have a credit facility with Varde Investment Partners, L.P. ("Varde"), that provides for up to $25 million of capital (counting each dollar loaned on a cumulative basis) over a five-year term ending in July 2009. Please see our annual report on Form 10-KSB for the year ended December 31, 2006, for more information about the Master Loan Agreement with Varde generally.  This agreement was filed on July 29, 2004, as an exhibit to our report on Form 8-K dated July 13, 2004.

Our wholly-owned subsidiary, Matterhorn Financial Services LLC (“Matterhorn”), a California limited liability company, is the entity that purchases portfolios using funds borrowed from Varde and funds from us.

Effective June 1, 2007, we entered into an amendment to the Master Loan Agreement with Varde, a copy of which was filed on August 14, 2007, as an exhibit to our report on Form 10-QSB for the period ended June 30, 2007. The amendment extends the maturity date for principal and any other accrued but unpaid amounts on each loan made on or after the effective date of the amendment from up to two years to up to three years. This change was made to allow more time for a portfolio purchased using the Varde facility to generate sufficient collection revenues to pay the balance of the Varde loans, including principal and any other accrued but unpaid amounts, in full by their due dates.

On November 27, 2007, we entered into a letter agreement with Varde that modifies the loan terms of five of our outstanding loans by extending the loan repayment periods from two to three years, with scheduled minimum payments of principal and interest due every six months during the term. The percentage of the principal balance that is required to be paid on the scheduled due dates varies with each loan. The five loans currently have an unpaid principal balance of $2.4 million. The loans continue to bear interest at the rate of 12% per annum. The other outstanding Varde loans are already on three-year terms since they were made on or after the effective date of the amendment to the Master Loan Agreement.

The total amount borrowed was approximately $14.0 million at November 27, 2007, leaving approximately $11.0 million of remaining credit under the facility. The total outstanding principal balance due to Varde at November 27, 2007, was $3.6 million. With the extension of the terms of the five loans discussed above, all outstanding loans are now on a three-year term and scheduled to be paid in full on dates ranging from April 2008 to June 2010, with the approximate following principal payments due:

Year ending December 31,
2007	$64,000
2008	$2,553,000
2009	$712,000
2010	$226,000

Varde has a first priority security interest in all of the assets of Matterhorn securing repayment of its loans and payment of its residual interest in excess profits. Performance Capital Management, LLC, our parent operating company, has guaranteed certain of Matterhorn's operational obligations under the loan documents. Varde may exercise its rights under its various security interests if an event of default occurs. These rights include demanding the immediate payment of all amounts due to Varde, as well as liquidating the collateral. A failure to make payments when due, if not cured within five days, is an event of default.

Other events of default include:
-	Material breaches of representations and warranties;
-	Uncured breaches of agreements having a material adverse effect;
-	Bankruptcy or insolvency of Performance Capital Management or Matterhorn;
-	Fraudulent conveyances;
-	Defaults in other debt or debt-related agreements;
-	Failure to pay judgments when due;
-	Material loss or damage to, or unauthorized transfer of, the collateral;
-	Change in control of Performance Capital Management, LLC;
-	Termination of Performance Capital Management, LLC as the servicer under the Servicing Agreement; and
-	Breach of Varde's right of first refusal to finance portfolio acquisitions.

FORWARD-LOOKING STATEMENTS

Except for the historical information presented in this document, the matters discussed in this Form 8-K or otherwise incorporated by reference into this document contain "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements can be identified by the use of forward-looking terminology such as "believes," "plans," "expects," "may," "will," "intends," "should," "plan," "assume" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, apply to forward-looking statements made by Performance Capital Management, LLC. You should not place undue reliance on forward-looking statements. Forward-looking statements involve risks and uncertainties. The actual results that we achieve may differ materially from any forward-looking statements due to such risks and uncertainties. These forward-looking statements are based on current expectations, and we assume no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by us in this report on Form 8-K and in our other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERFORMANCE CAPITAL MANAGEMENT, LLC

November 28, 2007	By:	/s/ David J. Caldwell
(Date)		David J. Caldwell
Its: Chief Operations Officer